Integra Bank Corporation Comments on Third Quarter 2010 Call Report, Provides Update on Capital Plan

EVANSVILLE, INDIANA – November 1, 2010 – Integra Bank Corporation (Nasdaq Global Market: IBNK), the parent company of Integra Bank N.A. (“Integra Bank”), commented today on the financial results for the third quarter of 2010 reflected in Integra Bank's Call Report that was filed with the FDIC on Friday, October 29.  The third quarter 2010 financial results for the parent company have not yet been finalized.  Accordingly, the discussion below relates solely to the Company’s wholly-owned subsidiary, Integra Bank.  Final results for the Company are anticipated to be reported no later than mid-November, when the Company will issue its Quarterly Report on Form 10-Q for the third quarter of 2010 and also conduct its quarterly earnings conference call.

Integra Bank reported a net loss for the third quarter of 2010 of $15.2 million.  The major negative factors contributing to the loss for the third quarter of 2010 include:

•	a provision for loan losses of $26.2 million;

•	net charge-offs of $26.9 million, or 6.42% of total loans on an annualized basis;

•	loan and other real estate owned expense of $5.8 million primarily resulting from a writedown of $3.5 million on two specific real estate parcels following updated appraisals; and

•	legal and investment banking fees of $2.1 million arising from the branch sales completed during the quarter.

Positive developments impacting the third quarter of 2010 included:

•
the completion of three multi-branch and loan sale transactions, which generated deposit premiums of approximately $11.2 million, after consideration of a write-off of $3.0 million of core deposit intangible assets.  These transactions helped improve Integra Bank's total risk-based capital ratio by 101 basis points to 9.34% from 8.33% at June 30, 2010;

•
a gain on sale of divested loans of $10.5 million arising primarily from the amount of allowance for loan losses allocated to the loans sold with the branch divestitures offset by $1.1 million of net deferred origination fees and expenses related to those loans;

•	a 6.6% decline in total non-performing assets from June 30, 2010 – the first decline reported since the third quarter of 2006; and

•	continued reduction of Integra Bank’s concentration in commercial real estate loans, including construction and land development, which declined $139.6 million or 16.8% from the prior quarter end.

“The results for the third quarter were negatively impacted by the increased deterioration of valuations of commercial real estate, particularly for unimproved land held as other real estate owned (“OREO”)”, said John Key, Executive Vice President & Chief Credit and Risk Officer.  “As we regularly update appraisals on our non-performing assets, we adjust the carrying value of these assets, increasing our loan and OREO expense and loan loss reserves.  We continue to pursue aggressive disposition strategies for all of these assets which further contributed to our significant loan loss provision and increased level of net charge-offs during the quarter,” added Key.

As previously announced, Integra Bank is subject to a Capital Directive issued by the Office of the Comptroller of the Currency ("OCC”), under which the Bank is required to achieve and maintain a total risk-based capital ratio of at least 11.5% and a tier 1 leverage capital ratio of at least 8% by November 10, 2010.   As required by the Capital Directive, Integra Bank has provided the OCC with a capital plan covering a three-year period that describes the steps by which the Bank intends to achieve the required capital ratios. Integra Bank does not expect to achieve the required capital ratios within the 90 days specified in the Capital Directive; however, management is pursuing a variety of alternatives to raise additional capital, including possible sales of equity securities and restructuring other elements of the bank's capital structure to achieve the necessary capital levels.

“We are having ongoing discussions with private investors, private equity firms and others about investing in our Company and look forward to announcing the results of those efforts at the appropriate time,” stated Mike Alley, Chairman and CEO.  “While we do not expect to achieve the required capital levels within the 90 day period called for in the directive, we are continuing to work with our advisors to assess our strategic alternatives and to provide potential investors with the information they need to make an informed decision. Our goal is to be able to announce more definitive information on our capital plan initiatives during the fourth quarter.  I want to thank our customers, employees and shareholders who continue to believe in Integra and are supporting us as we execute our recovery plan.  Our strategies have increased our capital ratios in the second and third quarters and we are making progress in reducing our non-performing assets which is critical in restoring our Company to profitability,” added Alley.

About Integra

Headquartered in Evansville, Indiana, Integra Bank Corporation is the parent of Integra Bank N.A.  As of September 30, 2010, Integra Bank has $2.6 billion in total assets.  Integra Bank currently operates 52 banking centers and 100 ATMs at locations in Indiana, Kentucky, and Illinois.  Integra Bank Corporation's common stock is listed on the Nasdaq Global Market under the symbol IBNK.  Additional information may be found at www.integrabank.com.

Safe Harbor

Certain statements made in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this release, the words "may," "will," "should," "would," "anticipate," "expect," "plan," "believe," "intend," and similar expressions identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by such forward-looking statements. There are a number of important factors that could cause our future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to:  (1) the results of examinations of us by regulatory authorities, including the possibility that any such regulatory authorities may, among other things, institute additional formal or informal enforcement actions against us or Integra Bank which could require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; (2) our ability to comply with the capital directive and other regulatory agreements, for which non-compliance could result in the imposition of additional enforcement actions, requirements or restrictions; (3) our ability to improve the quality of our assets and maintain an adequate allowance for loan losses; (4) the adverse impact that Integra Bank’s capital ratios may have on the availability of funding sources, including brokered deposits and public funds; (5) the risks presented by continued unfavorable economic conditions in our market area, which could continue to adversely affect credit quality, collateral values, including real estate collateral and OREO properties, investment values, liquidity and loan originations, reserves for loan losses and charge offs of loans and loan portfolio delinquency rates; (6) changes in the interest rate environment that reduce our net interest margin and negatively affect funding sources; (7) we may be compelled to seek additional capital in the future to augment capital levels or ratios or improve liquidity, but capital or liquidity may not be available when needed or on acceptable terms; (8) the impact of our suspension of dividends on our outstanding preferred stock and deferral of payments on our subordinated debentures relating to our outstanding trust preferred securities; (9) our ability to regain compliance with the minimum bid requirement necessary to retain the listing of our common stock on the Nasdaq Stock Market; (10) competitive pressures among depository institutions; (11) effects of critical accounting policies and judgments; (12) changes in accounting policies or procedures as may be required by the financial institution regulatory agencies or the Financial Accounting Standards Board; (13) legislative or regulatory changes or actions, including financial reform legislation, or significant litigation that adversely affects us or our business; (14) changes to the regulatory capital treatment of our outstanding trust preferred securities; (15) future legislative or regulatory changes in the United States Department of Treasury’s Troubled Asset Relief Program Capital Purchase Program; (16) our ability to attract and retain key personnel; (17) our ability to secure confidential information through our computer systems and telecommunications network; and; (18) other factors we describe in the periodic reports and other documents we file with the SEC.  We undertake no obligation to revise or update these risks, uncertainties and other factors except as may be set forth in our periodic reports.

Contacts:

Mike Alley, Chairman and CEO - 812-461-5795
Mike Carroll, Chief Financial Officer - 812-464-9673
Gretchen Dunn, Shareholder Relations - 812-464-9677

Web site:

We routinely post important information for investors on our website, http://www.integrabank.com, in the "Investor Relations" section under "Corporate Information". We intend to use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.